Exhibit 8



                              Financial Advisory Agreement

This Agreement is made effective as of October 15, 2003, by and between STEAG Electronic Systems Aktiengesellschaft, of Ruttenscheider Strasse 1-3, 45128 Essen, Germany, and Semiconductor Advisors LLC, of 19 Plover Lane, Lloyd Harbor, New York 11743.

In this Agreement, the party who is contracting to receive services shall be referred to as "STEAG" and the party who will be providing the services shall be referred to as "Semiconductor Advisors".

Semiconductor Advisors has a background in financial and strategic investment advice and is willing to provide services to STEAG based on this background.

STEAG desires to have services provided by Semiconductor Advisors. STEAG's objectives are to sell, for cash, STEAG's entire investment in Mattson Technology, preferably by the end of 2004, to maximize the return to STEAG by optimizing the selling process, timing sales appropriately and reducing fees where possible and to do so without negatively impacting Mattson's financial position or standing in the investment community.

Therefore, the parties agree as follows:

1.   Description of Services
     Beginning on October 15, 2003, Semiconductor Advisors will provide the following services (collectively, the "Services"): Manage, direct and oversee the sale of STEAG's ownership position, in whole or in part, in Mattson Technology, including board presentations, investment bank oversight, private and/or public sales to investors. STEAG represents that notwithstanding STEAG's reservation in Section 5 Semiconductor Advisors shall have the exclusive right to perform the Services.

2.   Performance of Services
     The manner in which the Services are to be performed and the specific hours to be worked by Semiconductor Advisors shall be determined by Semiconductor Advisors. STEAG will rely on Semiconductor Advisors to work as many hours as may be reasonably necessary to fulfill Semiconductor Advisors's obligation under the Agreement. Semiconductor Advisors shall prepare regular monthly progress and action reports to STEAG.

3.   Payment
     STEAG will pay a fee to Semiconductor Advisors for the Services in the amount of $10,000.00 per month. These monthly payments will be subtracted from any commission payments due under Section 5. The aforesaid monthly payments shall be paid by STEAG within fifteen (15) days of the end of the months in which Semiconductor Advisors rendered its services.

4.   Expenses
     STEAG will bear all appropriate travel expenses (flights, hotel accommodation) in connection with the performance of its services under this Agreement. Semiconductor Advisors will prove all travel expenses with the necessary documents. The expenses will be paid in due course after the necessary documents have been received by STEAG.

5.   Commission Payments
     In addition to the payments under Section 3, STEAG will make commission payments to Semiconductor Advisors based on one half of one percent (0.5%) of the value of shares sold through public offerings with the use of investment banks and one percent (1%) of the value of shares sold through private agreements or open market transactions. For the purpose of this Agreement, value of shares means the net dollar amount received by STEAG after deduction of any taxes in connection with the sales of the shares. The aforesaid commission payments shall be paid by STEAG within fifteen
     (15) days after the relevant net dollar amount has been paid to STEAG.

     The payment of the commission payments are subject to the closing(s) of the transaction(s) directly due to the performance of Semiconductor Advisors under this Agreement. STEAG reserves the right to carry out any transaction connected to the sale of STEAG's ownership position in Mattson Technology at its sole discretion and at any time, to terminate the sale process without assigning any reasons therefore or to not accept any offer for a sale. In this case STEAG will not make and Semiconductor Advisors will not be entitled to receive commission payments. The entitlement of Semiconductor Advisors to the commission payments will expire at September 30, 2005.

     Semiconductor Advisors shall pay back any commission payments it has received under this Agreement if the relevant share sale(s) is/are nullified within one year after STEAG received the net dollar amount and had has to pay it back.

6.   Taxes
     Any taxes and bank charges imposed on STEAG in the country from which payments to Semiconductor Advisors by STEAG will be made (other than any with holding tax and tax on the overall net income of Semiconductor Advisors) shall be borne by STEAG. All other taxes, bank charges and fees including, without limitation, those arising in the country where payment to Semiconductor Advisors will be received, shall be borne by Semiconductor Advisors.

7.   Support Services
     STEAG will not provide support services, including office space and secretarial services, for the benefit of Semiconductor Advisors, STEAG will provide any necessary documentation and information required to complete the sales.

8.   Term/Termination
     This Agreement shall terminate automatically upon completion by Semiconductor Advisors of the Services required by this Agreement or at the end of eighteen months, whichever comes first.

     STEAG expressly reserves its full rights during the term of this Agreement and particularly the rights to discharge Semiconductor Advisors due to Semiconductor Advisors' fault and to terminate and cancel this Agreement on that account. Fault by Semiconductor Advisors shall include, but not limited to, one or more of the following: not obtaining the minimum performance objectives of STEAG (due to under performance by Semiconductor Advisors); commission of a felony, or a crime or act involving moral turpitude, fraud, disloyalty; inattention to duties and responsibilities; moral turpitude; failure to follow any lawful directive of STEAG or their respective designees. STEAG shall also have the right to terminate and cancel this Agreement and terminate the Services hereunder at any time for violation of the terms of this Agreement by Semiconductor Advisors. In any such case of discharge, cancellation, or termination, written notice thereof shall be given to Semiconductor Advisors which shall be effective ("Effective Date") as of the date mailed in accordance with this Agreement or, if delivered, upon delivery to Semiconductor Advisors. Should termination occur under the terms set forth herein, Semiconductor Advisors shall no longer be entitled to any compensation under this Agreement from the Effective Date. In the event this agreement is terminated for fault, Semiconductor Advisors shall not receive Commission Payments under Section 5 and shall only receive Payment under Section 3 through the end of the month in which the Agreement was terminated, plus reimbursement for any outstanding expenses.

     Upon termination of this Agreement for any reason Semiconductor Advisors shall deliver to STEAG all of the books, records, files and documents, and all other records of STEAG in the possession, custody or under the control of the Semiconductor Advisors.

9.   Semiconductor Advisors's Authority
     The powers of Semiconductor Advisors are strictly limited to the purposes defined in this Agreement and Semiconductor Advisors shall not act or enter into any contract or hold any authority whatsoever to commit or act for or in behalf of STEAG without express written authorization of STEAG to do so in each particular case.

10.  Relationship of Parties
     It is understood by the parties that Semiconductor Advisors is an independent contractor with respect to STEAG, and not an employee of STEAG. STEAG will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Semiconductor Advisors.

11.  Disclosure
     Semiconductor Advisors is required to disclose any outside activities or interests that conflict or may conflict with the best interests of STEAG. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to any activity that Semiconductor Advisors may be involved with on behalf of STEAG.

12.  Employees
     Semiconductor Advisors' employees, if any, who perform services for STEAG under this Agreement shall also be bound by the provisions of this Agreement.

13.  Assignment
     Semiconductor Advisors obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of STEAG. Semiconductor Advisors is not entitled to appoint any other advisor under this Agreement.

14.  Confidentiality
     STEAG recognizes that Semiconductor Advisors has and will have the following information:

     -future plans
     -business affairs
     -process information
     -trade secrets
     -technical information
     -customer lists

     and other proprietary information (collectively, "Information") which are valuable, special and unique assets of STEAG and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Semiconductor Advisors agrees that Semiconductor Advisors will not at any time or in any manner, either directly or indirectly, use any Information for Semiconductor Advisors's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of STEAG. Semiconductor Advisors will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

15.  Confidentiality after Termination
     The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

16.  Notices
     All notices required or permitted under this Agreement shall be in writing and shall be delivered in person or deposited in the United States or German mail, postage prepaid, addressed as follows:

        IF for STEAG:

            STEAG Electronic Systems Aktiengesellschaft
            Michael Willems
            Member of the Board
            Ruttenscheider Strasse 1-3
            45128 Essen, Germany

        IF for Semiconductor Advisors:

            Semiconductor Advisors LLC
            Robert Maire
            President
            19 Plover Lane
            Lloyd Harbor, New York 11743


Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

17.  Entire Agreement
     This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

18.  Amendment
     This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

19.  Severability
     If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

20.  Waiver or Contractual Right
     The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

21.  Governing Law
     This Agreement shall in all respects be construed and governed by the Laws of Germany. Place of jurisdiction shall be Essen, Germany.

22.  Compliance Clause
     Germany has signed the "Convention on Combating Bribery of Foreign Public Officials in International Business Transactions ("OECD-Convention"), dated December 17, 1997, which was incorporated on February 15, 1999, into German law as "Act on Combating International Bribery" (hereinafter "ACIB"). Semiconductor Advisors confirms that it will comply in any respect with the AGIB and not take any action related to the performance of this Agreement that may be regarded as violation by Semiconductors Advisors of the ACIB or may be subject to penalties under German or any other applicable laws, regulations or administrative requirement related to the ACIB.

Party receiving services:
STEAG Electronic Systems Aktiengesellschaft
By:    /s/  Michael Willems
    --------------------------

By:    /s/ Arnold Gehlen
    --------------------------


Party providing services:
Semiconductor Advisors LLC
By:   /s/ Robert Maine
    --------------------------